Exhibit 99.1

FOR IMMEDIATE RELEASE



XO Communications Agrees to Terminate Investment Agreement with Forstmann Little and TELMEX

- Company Moving Forward With Stand-Alone Reorganization Plan -

Reston, VA (October 14, 2002) - XO Communications, Inc. (OTCBB: XOXOQ) announced today that it has agreed with Telefonos de Mexico, S.A. de C.V. (TELMEX) and certain investment partnerships affiliated with Forstmann Little & Co. to mutually terminate the previously announced Forstmann Little/TELMEX Investment Agreement and to settle any potential claims relating to the Investment Agreement or its termination.

Under the terms of the settlement, which is subject to bankruptcy court approval, the Investment Agreement will be deemed terminated, Forstmann Little and TELMEX will each pay XO $12.5 million, for a total of $25 million, and all parties will release any claims they may have relating to the Investment Agreement. The settlement has the support of all parties to the Investment Agreement, the entities controlled by Carl C. Icahn which hold over 85% of XO's senior secured debt and over $1.33 billion face amount of XO's senior notes, the indenture trustee for XO's subordinated notes, and the plaintiffs in certain shareholder actions. XO has scheduled a hearing for bankruptcy court approval of the settlement for mid-November.

XO also announced that, in light of these developments, it will take steps to implement the stand-alone plan contained in its plan of reorganization filed with the bankruptcy court. As previously announced, XO included the stand-alone plan as part of its plan of reorganization in order to allow XO to move quickly to complete its financial restructuring if the transactions contemplated by the Forstmann Little/TELMEX Investment Agreement did not close for any reason. XO will now withdraw the Forstmann Little/TELMEX plan, which the bankruptcy court confirmed last August, and seek confirmation by the bankruptcy court of the stand-alone plan. XO has scheduled a hearing date for confirmation of the stand-alone plan for mid-November.

XO will commence the process of seeking the regulatory approvals required to complete the stand-alone plan. The Company believes that the receipt of these regulatory approvals and the

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confirmation of the stand-alone plan by the Bankruptcy Court are two of the most significant steps that XO must accomplish before the restructuring can be completed and the Company can emerge from bankruptcy.

XO's operating subsidiaries continue to provide service to more than 100,000 business customers and to add new customers, evidencing the ongoing value in XO's wide range of industry-leading product offerings and markets served. XO also continues to improve operations and operational costs. XO had cash and cash equivalents of more than $500 million as of September 30, 2002.

About XO Communications

XO Communications is a leading broadband communications service provider offering a complete set of communications services, including: local and long distance voice, Internet access, Virtual Private Networking (VPN), Ethernet, Wavelength, Web Hosting and Integrated voice and data services.

XO has assembled an unrivaled set of facilities-based broadband networks and Tier One Internet peering relationships in the United States. XO currently offers facilities-based broadband communications services in 65 markets throughout the United States.

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The statements contained in this release that are not historical facts are
"forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements include those describing the expected future operations of XO and the expectations regarding the outcome of the restructuring transactions and the related Bankruptcy Court proceedings described in this release. Management wishes to caution the reader that these forward-looking statements are only predictions and are subject to risks and uncertainties and actual results may differ materially from those indicated in the forward-looking statements as a result of a number of factors. These factors include, but are not limited to, risks associated with XO's ability to complete the transactions described in this release and those risks and uncertainties described from time to time in the reports filed by XO Communications with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2001 and in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2002. Other important factors that could cause actual events or results to be materially different from the forward-looking statements include: the ability of the Company to confirm and consummate its proposed plan of reorganization as it relates to the stand-alone plan, including obtaining necessary regulatory approvals; obtaining necessary support from applicable creditor groups for the confirmation of the stand-alone plan; court approval of motions prosecuted by the Company from time to time in the chapter 11 case; timing of and issues that may arise in connection with court approval of the settlement agreement discussed in this release; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the chapter 11 case into a chapter 7 case.

XO, XO Not Just Talk and the XO design logo are trademarks of XO Communications, Inc. Other product or service names mentioned herein are the trademarks of their respective owners.

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XO, XO Not Just Talk and the XO design logo are trademarks of XO Communications,
Inc. All other trademarks are the property of their respective owners.


For more information, contact:

Kara Palamaras / XO Communications
Media and Industry Analysts
(703) 547-2011 or (703)-906-3579 mobile

Noelle Beams / XO Communications
Financial Analysts
(703) 547-2002


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